Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

M-TRON INDUSTRIES, INC.

AND

TRILITHIC, INC.

 Dated as of January 31, 2014

i

Table of Contents
(continued)

Table of Contents
(continued)

Schedules
Schedule 2.1(a)	Fixed Assets
Schedule 2.1(b)	Specialized Equipment
Schedule 2.1(c)	Inventory
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(h)	Other Assets
Schedule 2.2(c)	Excluded Assets
Schedule 2.2	Excluded Assets
Schedule 5.9(a)	Material Contracts
Schedule 5.10	Litigation
Schedule 5.14	Transactions with Related Parties

Exhibits
Exhibit A – Books and Records
Exhibit B – Company IP
Exhibit C – Supplemental Inventory
Exhibit D – Form of Bill of Sale
Exhibit E – Form of Assignment and Assumption Agreement
Exhibit F – Form of Intellectual Property Assignment

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 31, 2014 (this "Agreement"), is made by and between M-TRON INDUSTRIES, INC., a Delaware corporation ("Purchaser"), and TRILITHIC, INC., an Indiana corporation (the "Company").
W I T N E S S E T H:
WHEREAS, the Company is engaged in a business line of standard and custom radio frequency and microwave (RF&M) passive components within the DC to 18 GHz frequency range that includes rotary step attenuators; programmable attenuators; continuously variable attenuators; fixed attenuators; terminations; feedthru terminations; power dividers; switches; directional couplers; DC blocks; impedance matching pads; and adapters. Typical applications for the Company's RF&M components include; but are not limited to, cellular base stations, distributed antenna systems, simulation testing, instrumentation, electronic warfare, radar and general lab usage; among other lines (the "Component Business").

WHEREAS, the Company is also engaged in manufacturing and selling RF&M filters, specifically, custom filters, tunable filters, filter subsystems, voltage-tuned filters, tubular filters and digitally tunable filters (collectively, the "Business");
WHEREAS, the Company desires to cease operating the Business, but will continue to operate its Component Business; and
WHEREAS, the Company desires to sell to Purchaser the Purchased Assets (as defined below), which relate to the Business and Purchaser desires to acquire the same from the Company, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1            Certain Definitions.
(a)            For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Books and Records" means the books and records set forth on Exhibit A, which relate exclusively to the Business.
"Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company IP" means the Intellectual Property owned or licensed by the Company and necessary for use exclusively in the conduct of the Business as currently conducted, namely, the custom filters, tunable filters, filter subsystems, voltage-tuned filters, tubular filters and digitally tunable filters all set forth on Exhibit B, and all of the right, title and interest in and to all such product and prototype designs, drawings and specifications for any of the foregoing, and any and all related production process documentation, process notes, or other documents pertinent to these products.
"Contract" means any written or oral agreement, contract, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.
"Excluded Assets" has the meaning ascribed to it in Section 2.2.
"Expenses" means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, settlements, costs, charges, interest, penalties, fees (including reasonable investigation fees) and expenses, including reasonable attorneys' and other professionals' fees and disbursements and witness fees.
"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.
"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
"Indemnification Claim" means any claim in respect of which payment may be sought under Article VIII of this Agreement.
"Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors' certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, "Patents"); (ii) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of past and present customers, pricing and cost information); (iii) all Software (including source code, executable code, data, databases, and related documentation) and Technology and (iv) all embodiments of any of the foregoing in any media whatsoever.

"IRS" means the Internal Revenue Service.
"Knowledge of the Company" means (i) the actual knowledge of the Company's executive officers and (ii) the knowledge that the Company's executive officers, after reasonable investigation, would have obtained in the conduct of the Company's business.
"Law" means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.
"Legal Proceeding" means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation or proceeding (public or private) by or before a Governmental Body or arbitrator.
"Liability" means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, know or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.
"Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, covenant, transfer restriction, encroachment, reservation, municipal bond, irregularities of title, or any other restriction or limitation of any kind.
"Material Adverse Effect" means a material adverse effect on (i) the prospects, results of operations, condition (financial or otherwise) or performance of the Business or the Purchased Assets or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement.
"Order" means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.
"Ordinary Course of Business" means the ordinary and usual course of business of the Company related to the Business and consistent with past practices and applicable Law.
"Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
"Permitted Exceptions" means statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Purchased Assets" has the meaning ascribed to it in Section 2.1.
"Schedules" means the disclosure schedules of the Company and Purchaser, as applicable, accompanying this Agreement.
"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
"Supplemental Inventory" shall mean the inventory of the Business set forth on Exhibit C, which:  (i) has a $0 value; (ii) the Company will transfer to Purchaser "as is" upon Closing; and (iii) is excluded from the definition of "Purchased Asset" or "Business" for purposes of the Company's representations and warranties under this Agreement.
"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.
"Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).
"Taxing Authority" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
"Technology" means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques,  programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by the Company in connection with, or that relate exclusively to, the Business.

"Transaction Documents" means (i) this Agreement, (ii) the bill of sale with respect to the Purchased Assets, in the form attached hereto as Exhibit D, (iii) the assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit E, (iv) the intellectual property assignment, in the form attached hereto as Exhibit F, (v)  any other document or instrument to be executed and delivered on or prior to the Closing in connection with the transactions contemplated by this Agreement, as reasonably requested by Purchaser, and (vi) any Schedule, Annex or Exhibit to any of the foregoing.
(b)            Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)            Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)            Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall not apply to, and shall not be deemed to be disclosed for purposes of, any other section of the Schedules without a specific cross-reference to such other section to which such disclosure is also applicable.

(iv)            Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)            Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

(vi)            Herein.  The words "herein," "hereinafter," "hereof," and "hereunder" used herein refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)            Including.  The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)            Made Available.  An item shall be considered "made available" to Purchaser, to the extent such phrase appears in this Agreement, only if such item has been provided in writing to Purchaser.

(ix)            Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be "reflected on" or "set forth in" a balance sheet or financial statements to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relate to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(c)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

SALE AND PURCHASE OF ASSETS
2.1            Sale and Purchase of the Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from the Company, free and clear of all Liens, all right, title and interest of the Company in and to all of its properties, assets, including Contracts, and rights of every kind and description, all as related exclusively to, used exclusively in or intended exclusively for use in the Business as currently conducted as set forth below, other than the Excluded Assets (collectively, the "Purchased Assets"):

(a)            those fixed assets set forth on Schedule 2.1(a);

(b)            the specialized production fixturing and test fixturing related to the Company IP, tools, jigs, dies, patterns, molds, parts, certain engineering equipment, accessories, computers and peripheral devices wherever located and any replacement and spare parts for any such assets, all as set forth on Schedule 2.1(b);

(c)            all (i) inventory, stock in trade, merchandise, goods, supplies and other products, (ii) raw materials, work in progress, finished products, wherever located, all as set forth on Schedule 2.1(c);

(d)            all Contracts set forth on Schedule 2.1(d) ("Assumed Contracts");

(e)            all of the goodwill and going concern value relating to the Business or any of the Purchased Assets;

(f)            all of the Company IP set forth on Exhibit B;

(g)            the Books and Records; and

(h)            all other intangible and tangible assets set forth on Schedule 2.1(h).

2.2            Excluded Assets.  Except as otherwise set forth in Section 2.1, from and after the Closing, the Company shall retain all of its existing right, title and interest in and to the following properties, assets and Contracts (collectively, the "Excluded Assets"):

(a)            all properties, assets and rights related to the Company's Components Business;

(b)            all properties, assets and rights general in nature that do not relate exclusively to the Business, including general testing equipment, assets in the shop (other than specialized tooling for custom filters, tunable filters, the VTF Program or filter subsystems), tools, benches, shelves, production equipment that does not have a specific filter or filter subsystem application;

(c)            all other properties, assets and rights set forth on Schedule 2.2(c);

(d)            all cash, cash equivalents and receivables arising from the operation of the Business prior to the Closing;

(e)            all Contracts other than those set forth on Schedule 2.1(d);

(f)            all assets related to Paratek PTIC;

(g)            any trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate, business and product names related to the Business, together with all translations, adaptations, derivations, and combinations thereof, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof and any copyrightable works, copyrights and applications related to the Business, registrations and renewals therefor, works of authorship and mask work rights;

(h)            any marketing, promotional or branding material or rights related to the Purchased Assets;

(i)            all minute books, corporate seals, equity record books and equity transfer records of the Company.

2.3            Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and pay, honor, perform and discharge when due, all executory obligations under the Assumed Contracts included in the Purchased Assets (i) arising after the Closing, (ii) not related to, or arising out of, any breach of Assumed Contract occurring or existing prior to the Closing, and (iii) not related to, or arising out of, any fact, event, act, omission, circumstance or condition occurring or existing prior to the Closing (collectively, the "Assumed Liabilities") and no others.

2.4            Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or in any way be responsible for, and the Company shall remain obligated to pay, honor, perform and discharge, all of the Liabilities of the Company (other than the Assumed Liabilities), including, without limitation, any Liabilities directly or indirectly arising out of or related to (i) any indebtedness of the Company, or (ii) any fact, event, act, omission, circumstance or condition occurring or existing prior to the Closing (collectively, the "Excluded Liabilities").

                         ARTICLE III

CONSIDERATION
3.1            Consideration.  The aggregate consideration for the Purchased Assets shall consist of (i) the payment by Purchaser to the Company of $700,000 in cash and (ii) Purchaser's assumption of the Assumed Liabilities at the Closing.  Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall (i) pay to the Company the Purchase Price by certified check or by wire transfer of immediately available United States funds into such account or accounts of the Company as shall have been designated in writing to Purchaser (the "Closing Payment").

3.2            Purchase Price Allocation.  Purchaser shall prepare an allocation of the consideration paid to the Company among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Purchaser shall deliver such allocation to the Company within ninety (90) days after the Closing Date and such allocation shall be reasonably acceptable to the Company.  Purchaser and the Company shall report, act and file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser.  The Company shall timely and properly prepare, execute, file and deliver, or cause to be prepared, executed, filed and delivered, all such documents, forms, and other information as Purchaser shall reasonably request to prepare such allocation.  None of Purchaser or the Company shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE IV

CLOSING
4.1            Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 hereof and the assumption of the Assumed Liabilities provided for in Section 2.3 hereof (the "Closing") shall take place on January 31, 2014, via electronic delivery of documents and Purchased Assets, to the extent practicable, or as otherwise determined by the parties and shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement and the satisfaction of the obligations of the parties under Section 4.2.

4.2            Deliverables.  At the Closing:

(a)            the Company shall have executed and delivered to Purchaser, and Purchaser shall have executed and delivered to the Company, each of the Transaction Documents to which it is a party;

(b)            subject to Section 7.7, the Company shall have delivered to Purchaser the Purchased Assets;

(c)            the Company shall have delivered to Purchaser, the Supplemental Inventory; and

(d)            Purchaser shall have delivered to the Company the Closing Payment in accordance with Section 3.1.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND THE BUSINESS
The Company represents and warrants to Purchaser as follows:
5.1            Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and carry on the Business.  The Company is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of the Business or the ownership of the Purchased Assets requires such qualification or authorization.  The Company has made available to Purchaser a true and complete copy of the articles of incorporation of the Company and a true and complete copy of the bylaws of the Company, each as currently in effect.

5.2            Authorization of Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Company Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents, the performance of the Company's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement and each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3            Conflicts; Consents of Third Parties.

(a)            None of the execution or delivery by the Company of this Agreement or any of the Company Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien upon any of the Purchased Assets under, any provision of (i) the articles of incorporation, bylaws or any other governing documents of the Company, each as currently in effect; (ii) any Contract or Permit to which the Company is a party and by which it is bound in connection with the Business or the Purchased Assets; (iii) any Order of any Governmental Body applicable to the Business or by which any of the Purchased Assets is bound; or (iv) any applicable Law.

(b)            Except for the consent of PNC Bank, National Association, which has been obtained, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution, delivery or performance of this Agreement or any of the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

5.4            Financial Analysis.  The Company has provided an informal, internally prepared a financial analysis to Purchaser as well as the Company's audited financial statements (the "Financial Analysis").  The Financial Analysis was true, complete and correct as of the date prepared.

5.5            Absence of Certain Developments.  Since January 1, 2014, (i) the Company has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and (iii) there has not been any uninsured damage, destruction, loss or casualty to the Purchased Assets or the Business.

5.6            Taxes.
(a)            The Company has paid (or there have been paid on its behalf) all Taxes owed by it that have become due (without regard to whether or not such Taxes are or were disputed).  There are no Liens for Taxes upon any of the Purchased Assets or the Business.

(b)            The Company has filed (or there have been filed on its behalf) on a timely basis (taking into account all extensions of time to file that have been granted) all Tax Returns that are required to have been filed by or with respect to it.  All such Tax Returns were accurate and complete and were prepared in compliance with applicable Laws.  The Company has not received any notice of any failure (or alleged failure) to pay any Tax.

(c)            There is no dispute or claim concerning any liability for Taxes of or with respect to the Purchased Assets or the Business claimed or raised by any Taxing Authority.  The Company has not received any notice from a Taxing Authority indicating an intent to open an audit or other review or request for information related to Tax matters affecting the Purchased Assets or the Business.

5.7            Tangible Personal Property; Title to and Sufficiency of Assets.  The Company has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens.  All tangible personal property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

5.8            Intellectual Property.

(a)            Exhibit B identifies all Company IP, including all: (i) Patents and applications therefor, the registration number, issue date, title, expiration date and next Tax date for each country in which any such Patent has been issued, or the application number, date of filing, title, inventor information and status for each country in which any such Patent application is pending and any renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Company IP prior to the Closing have been paid or taken off.

(b)            The Company owns (beneficially and of record) all right, title and interest in and to all Company IP owned by it, free and clear of all Liens, and the Company has all proprietary rights in and to all Company IP licensed or used by it, free and clear of all Liens.  All of the Company IP, the registrations and applications for registration of which are set forth on Exhibit B, is valid and in full force and effect.  To the Knowledge of the Company, all of the other rights within the Company IP are valid and subsisting.  There is no Legal Proceeding that is pending or, to the Knowledge of the Company, threatened that challenges the rights of the Company in respect of any Company IP or the validity, enforceability or effectiveness thereof.  The Company has not received any written communication alleging that the Business has infringed any Intellectual Property right of any third party, and there are no Legal Proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect thereto.  To the Knowledge of the Company, the conduct of the Business does not infringe or otherwise violate any Intellectual Property right of any third party.  To the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company IP by any third party.

5.9            Material Contracts.

(a)            Schedule 5.9(a) sets forth a true, correct and complete list of all Contracts to which the Company is a party and by which it is bound in connection with the Business or the Purchased Assets that (i) are material to the Business or (ii) involve payments or receipts in excess of $10,000 (collectively, the "Material Contracts").

(b)            (i) Each Material Contract is a valid, binding and enforceable obligation of the Company and of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) each Material Contract is in full force and effect.

(c)            (i) Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any term of any Material Contract and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by the Company or, to the Knowledge of the Company, any other party under any Material Contract.

(d)            The Company has not received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

5.10            Litigation.  Except as set forth on Schedule 5.10, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Business, the Company or any of the Purchased Assets, nor are any of the foregoing subject to any Order.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that are reasonably likely to prohibit or limit the ability of the Company to enter into this Agreement or any of the Company Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

5.11            Compliance with Laws; Permits.  The Company is and has been in compliance with all Laws applicable to any of the Purchased Assets, the Business or its operations, except where the failure to comply would not have a Material Adverse Effect.  The Company has not received written notice of the violation of any such Laws.

5.12            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.13            Books and Records.  The Books and Records of the Company, all of which have been made available to Purchaser prior to the Closing Date, are complete and accurate and have been maintained in accordance with sound business practice and applicable requirements of Law.

5.14            Transactions With Related Parties.  Except as disclosed on Schedule 5.14, no present or former officer, director, employee, agent or stockholder of the Company, or any Affiliate thereof, is currently a party to any transaction related to the Business, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person.

5.15            Solvency.  The Company is Solvent (as defined below) and will not fail to be Solvent as a result of the execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party or as a result of the consummation of the transactions contemplated thereby.  "Solvent" means, when used with respect to any Person, that at the time of determination: (i) such Person is then able and expects to be able to pay its debts as they mature; and (ii) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted.

5.16            Full Disclosure.  All facts of importance to the business, operations, prospects, condition (financial or otherwise), assets or Liabilities of the Business or the Company have been accurately and completely disclosed to Purchaser in this Agreement.  No representation or warranty by the Company in this Agreement, and no document furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of material fact or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Company as follows:
6.1            Organization and Good Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.

6.2            Authorization of Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the "Purchaser Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the performance of Purchaser's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and each of the Purchaser Documents has been duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3            Conflicts; Consents of Third Parties.
(a)            None of the execution or delivery by Purchaser of this Agreement or any of the Purchaser Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation, by-laws or any other governing documents of Purchaser, each as currently in effect; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which Purchaser or any of its properties or assets is bound; or (iv) any applicable Law.

(b)            Except for the consent of JPMorgan Chase Bank, N.A., which has been obtained, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.
6.4            Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or limit the ability of Purchaser to enter into this Agreement or any of the Purchaser Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

6.5            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.  No Person is entitled to any fee or commission or like payment from the Company in respect thereof.

ARTICLE VII

COVENANTS
7.1            Further Assurances.  At any time or from time to time after the Closing, at the request of Purchaser and without further consideration, the Company agrees to execute and deliver to Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by Purchaser to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to any of the Purchased Assets.  Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of such rights by the Company as otherwise set forth in this Agreement.  In addition, the Company will cooperate with the Purchaser in order to redirect to Purchaser, any viewers of the Company website who are seeking to purchase items included in the Business.

7.2            Confidentiality.  The Company acknowledges that it and its Affiliates possess and may continue to possess after the Closing knowledge of confidential and valuable business information relating to the Business not generally known by or available to the public and agrees, and shall cause its Affiliates, at all times (a) to keep confidential all such information, (b) not to use such confidential information on its own behalf (except in connection with the transactions contemplated hereby) or on behalf of any other Person, other than Purchaser or Purchaser's Affiliates, and (c) not to disclose such confidential information to any third party (other than to the Company's counsel, accountants and other representatives in connection with the transactions contemplated hereby) without Purchaser's prior written approval; provided, however, that the Company shall not have any such obligations with respect to confidential information that has become a matter of public knowledge or has been or is hereafter publicly disclosed, in any case other than by or through the Company or any of its Affiliates in violation of this Agreement.

7.3            Preservation of Records.  The Company agrees that it shall, and shall cause its Affiliates to, preserve and keep any records held by it relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to Purchaser as may be reasonably necessary in connection with, among other things, any insurance claim, Legal Proceeding, Tax audit or investigation by any Governmental Body.

7.4            Publicity.  None of the Company or any of its Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement.  Neither Purchaser nor any of its Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement without obtaining the prior approval of the Company as to the form of such press release or announcement, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or any of its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.

7.5            Tax Matters.
(a)            The Company shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

(b)            Following the Closing, the Company and Purchaser shall, as reasonably requested by the other: (i) assist the other party in preparing any Tax Returns relating to the Business which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any Tax audit of, or dispute with, any Taxing Authority regarding, and any Legal Proceeding relating to, liability for Taxes, in the preparation or conduct of any Legal Proceeding or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Business; and (iii) make available to the other party, as reasonably requested, and to any Taxing Authority all information, records, and documents relating to Taxes relating to the Business.

7.6            Non-Competition.  As a material inducement to Purchaser's consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company agrees as follows:

(a)            The Company and its Affiliates shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which the Company or its Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.6(a)), directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or otherwise) any business that competes with the Business anywhere in the world, or at any time following the Closing Date make any use of any Company IP.  Notwithstanding the foregoing, this covenant shall not be deemed to prohibit the acquisition as an investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or market, or over-the-counter.

(b)            The Company and its Affiliates shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Company or its Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.6(b)), directly or indirectly, solicit or accept business from any customer or prospective customer of the Company with whom it had any contact in the twenty-four (24) month period prior to the Closing Date with respect to any products or services sold by the Business as of the Closing Date.

(c)            The Company and its Affiliates shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Company or its Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.6(c)), directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment or independent contractor relationship of any Person who is employed by or serves as an independent contractor to Purchaser or any of its Affiliates during the operation of this provision.  For the avoidance of doubt, an employee or independent contractor shall not be deemed to have been solicited or hired solely as a result of a general public advertisement or other such general solicitation.

(d)            The Company acknowledges that it has carefully read and considered the provisions of this Section 7.6 and agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope.  If a judicial or arbitral determination is made that any provision of this Section 7.6 constitutes an unreasonable or otherwise unenforceable restriction against any of the Company or its Affiliates, then the provisions of this Section 7.6 shall be rendered void only to the extent such judicial or arbitral determination finds such provisions to be unenforceable.  In that regard, any judicial or arbitral authority construing this Section 7.6 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 7.6 to the remaining business activities, time periods and/or geographical areas not so severed.  Moreover, in the event that any provision, or the application thereof, of this Section 7.6 is determined not to be specifically enforceable, Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

(e)            The Company also acknowledges that the transactions contemplated by this Agreement constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 7.6.  The Company also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Purchaser and its Affiliates, including, without limitation, protection of the goodwill acquired, and the Company acknowledges that such restrictions will not prevent it from conducting businesses that are not included in the restricted business set forth in this Section 7.6 during the periods covered by the restrictive covenants set forth in this Section 7.6.

(f)            The parties agree that the Company will continue to operate its Component Business after the Closing and nothing in this Agreement shall prohibit or restrict in any way, the operation of the Company's Components Business

7.7                Work in Process.  To the extent the Company holds physical assets related to the Business in its facilities as of the Closing Date ("WIP") that are deemed work in process, such WIP will be treated as follows:

(a)            Ownership of all WIP will be transferred to the Purchaser on the Closing Date.

(b)            Purchaser may retain the Company to complete all or any portion of the WIP at the Company's facility from the Closing through the close of business on Friday, February 14, 2014, or such other date as agreed upon by the parties (the "Transition Period").  For the avoidance of doubt, (i) the Purchaser is not acquiring any of the contracts relating to the WIP and (ii) all intellectual property and inventory necessary to the fulfillment of orders relating to the WIP are being transferred to Purchaser as part of this transaction.

(c)            Purchaser will either retain the Company to complete orders relating to the WIP or complete the orders itself.

(d)            WIP completed by the Company at the Purchaser's request during the Transition Period will be labeled with Purchaser's labeling and will be invoiced as MTron accounts receivable.

(e)            On or prior to the close of business on the last day of the Transition Period, Purchaser will physically pack and move the physical Purchased Assets out of the Company's facility.

(f)            Subject to the provisions set forth in this Section 7.7, the Company will cease operating the Business in its name on the Closing Date and will cease operating in practical operations as of the end of the Transition Period.

(g)            Upon payment to the Purchaser of orders fulfilled by the Company at the Purchaser's request pursuant to Section 7.7(a), Purchaser shall, promptly,  upon receipt of payment from the customer, pay over (i) to the Company 80% of such amount received and (ii) to the applicable sales representative, any commission earned upon such sale.

7.8            Service of Warranties.  For one (1) year after the Closing Date, at the Company's request, Purchaser shall use its commercially reasonable best efforts to service the warranties of products sold by the Business prior to the Closing, in exchange for payment of 115% of Purchaser's costs (including but not limited to parts, materials, external processing, professional costs and labor).

ARTICLE VIII

INDEMNIFICATION
8.1            Survival.  The representations and warranties of the parties contained in this Agreement and the indemnification obligations pursuant to Section 8.3(d) shall survive until the second (2nd) anniversary of the Closing Date, except that the representations and warranties (i) set forth in Sections 5.6 (Taxes) and 5.8 (Intellectual Property) shall survive until thirty (30) days after the expiration of the applicable statute of limitations, including any extensions thereof, and (ii) set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.3 (Conflicts; Consents of Third Parties), 5.12 (Financial Advisors), 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement), 6.3 (Conflicts; Consents of Third Parties), 6.5 (Financial Advisors) and the third sentence of Section 5.7 (Tangible Personal Property; Title to and Sufficiency of Assets) shall survive indefinitely.  Unless otherwise expressly provided in this Agreement, all of the covenants and obligations of the parties contained in this Agreement shall survive the Closing indefinitely.  Notwithstanding the foregoing, if a written claim or written notice is given under this Article VIII with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved.

8.2            Indemnification by the Company.  Subject to Section 8.5 hereof, the Company hereby agrees to reimburse, defend, indemnify and hold harmless Purchaser and its Affiliates and its and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all losses, Liabilities, fines, diminution in value, damages, Taxes and Expenses (individually, a "Loss" and, collectively, "Losses") relating to, based upon, resulting from or arising out of:

(a)            any inaccuracy or breach of any of the representations or warranties made by the Company in this Agreement or any of the other Transaction Documents;

(b)            any breach of or failure to perform any covenant or agreement made by the Company in this Agreement or any of the other Transaction Documents;

(c)            the ownership, use or operation of any of the assets or properties of the Company (including any of the Purchased Assets) or the Business prior to the Closing;

(d)            any of the Excluded Assets or Excluded Liabilities;

(e)            any matter disclosed or required to be disclosed in Schedule 5.10 (Litigation);

(f)            the non-compliance by the Company with any Bulk Transfer Laws; or

(g)            any and all Taxes (i) relating to any period prior to the Closing with respect to the Company, the Business or any of the Purchased Assets or (ii) in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby (including, without limitation, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest)).

8.3            Indemnification by Purchaser.  Subject to Section 8.5 hereof, Purchaser hereby agrees to reimburse, defend, indemnify and hold harmless the Company and its directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the "Company Indemnified Parties") from and against any and all Losses relating to, based upon, resulting from or arising out of:

(a)            any inaccuracy or breach of any of the representations or warranties made by Purchaser in this Agreement or any of the other Transaction Documents;

(b)            any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement or any of the other Transaction Documents;

(c)            the ownership, use or operation of any of the Purchased Assets (but not the Excluded Assets) or the Business after the Closing, other than the Excluded Liabilities;

(d)            the Company's transfer of any assets to Purchaser  other than the Purchased Assets; or

(e)            any of the Assumed Liabilities.

8.4            Indemnification Procedures.

(a)            In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim, the party seeking indemnification (the "Indemnified Party") shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be delivered to the party from whom indemnification is sought (the "Indemnifying Party"); provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against any Indemnification Claim and if the Indemnifying Party elects to defend against any Indemnification Claim, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) (the "Dispute Period") notify the Indemnified Party of its intent to do so.  If the Indemnifying Party does not elect within the Dispute Period to defend against any Indemnification Claim, the Indemnified Party may defend against such Indemnification Claim.  If the Indemnifying Party elects to defend against any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Indemnification Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement, (iii) the Indemnifying Party shall be deemed to have agreed that it shall indemnify the Indemnified Party for such Indemnification Claim pursuant to the provisions of this Article VIII and (iv) the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) based upon the advice of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one firm of counsel (in addition to local counsel) for all Indemnified Parties in connection with an Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise, or permit a default or consent to entry of any judgment with respect to, any Indemnification Claim (each, a "Settlement") unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim, (ii) such Settlement does not impose any Liabilities on the Indemnified Party, and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party's reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

(b)            If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement.

(c)            In the event that an Indemnified Party should have an Indemnification Claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Legal Proceeding or claim by a third party, the Indemnified Party shall send written notice to the Indemnifying Party describing in reasonable detail the nature of such Indemnification Claim and the Indemnified Party's estimate of the amount of Losses attributable to such Indemnification Claim.  The Indemnifying Party shall have thirty (30) days from the date such claim notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's notice or Indemnification Claim, setting forth in reasonable detail each of the Indemnifying Party's objections thereto.  If the Indemnifying Party does not deliver such written notice of objection within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party's Indemnification Claim, and shall have no further right to contest the validity of such Indemnification Claim.  If the Indemnifying Party does deliver such written notice of objection within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within thirty (30) days of the delivery by the Indemnifying Party of such written notice of objection, and if not resolved in such thirty (30) day period, may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.

(d)            If an Indemnifying Party does not deliver a written notice of objection to an Indemnified Party with respect to an Indemnification Claim in accordance with Section 8.4(c), or an Indemnification Claim of an Indemnified Party has been finally resolved by a Law of a Governmental Body with respect to which all appeals have been determined or rights to appeal have expired, by a Settlement or by agreement of such Indemnified Party and Indemnifying Party (in any such case, a "Resolution"), the amount of Losses incurred by such Indemnified Party with respect to such Indemnification Claim shall be the obligations of the Indemnifying Party and shall be paid to such Indemnified Party promptly following such Resolution.

8.5            Additional Indemnification Provisions.

(a)            Any Indemnification Claim to be made by Purchaser or the Company, as the case may be, shall be made on or prior to the expiration of the applicable survival period set forth in Section 8.1, except as otherwise provided therein.

(b)            In no event shall the total indemnification to be paid under Section 8.2 and Section 8.3 for Losses arising with respect to all matters exceed thirty percent (30%) of the Purchase Price, with the exception of indemnification for (w) any inaccuracy or breach of any of the representations and warranties as a result of fraud, (x) any inaccuracy or breach of any of the representations and warranties under Section 5.6 (Taxes); (y) any Losses arising out of Section 8.3(d); and (z) any matter disclosed in Schedule 5.10 (Litigation), to which no such limit shall apply and to which there shall be no limit on the ability to pursue all legal remedies.

(c)            The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on any such representation, warranty, covenant or agreement.

8.6            Tax Treatment of Indemnity Payments.  The Company and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the consideration for the Purchased Assets for federal, state, local and foreign income tax purposes.

8.7            Exclusive Remedy.  The sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article VIII, except with respect to any claim based upon fraud or misrepresentation or misconduct by Purchaser or the Company.

ARTICLE IX

MISCELLANEOUS
9.1            Expenses.  Except as otherwise provided in this Agreement, each party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

9.2            Submission to Jurisdiction; Consent to Service of Process.

(a)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.5.

9.3            Entire Agreement; Amendments and Waivers.  This Agreement and the Transaction Documents (including the schedules and exhibits hereto) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York§ applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

9.5            Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party(ies) pursuant to this provision):

If to the Company to:
Trilithic, Inc.
9710 Park Davis Drive
Indianapolis, Indiana 46235
Attention:  Jeffrey L. Hale
Phone:  (317) 423-6808
 Facsimile:  (317) 423-7688
With a copy (which shall not constitute notice) to:
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46204
Attention:  Regina M. Sharrow, Esq.
Phone:  (317) 569-9600
 Facsimile:  (317) 569-4800
If to Purchaser, to:
c/o The LGL Group, Inc.
2525 Shader Road
Orlando, Florida 32804
Attention:  Gregory P. Anderson
Phone:  (407) 298-2000
 Facsimile:  (407) 587-0155

With a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York New York 10022
Attention:  Robert H. Friedman, Esq.
Phone:  (212) 451-2300
 Facsimile:  (212) 451-2222
9.6            Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.7            Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as otherwise contemplated by Sections 8.2 and 8.3.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.8            Specific Performance.  The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy.  The parties accordingly agree that the non-breaching party shall be entitled, in addition to any other remedies available under applicable Law or this Agreement, to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement, without the requirement to post bond or other security.

9.9            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

M-TRON INDUSTRIES, INC.

By:	/s/ Gregory P. Anderson
	Name:	Gregory P. Anderson
	Title:	President and Chief Executive Officer

TRILITHIC, INC.

By:	/s/ Jeffrey L. Hale
	Name:	Jeffrey L. Hale
	Title:	President and Secretary

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